Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release: February 1, 2008 - 10:00 a.m.
Chemung Financial Reports 2007 Earnings

Chemung Financial Corporation has reported fourth quarter unaudited net income of $1.588 million vs. $1.358 million for the fourth quarter of 2006, an increase of 17.0%. Earnings per share for the quarter were $0.44 as compared with $0.38 a year ago, an increase of 15.8% on approximately 21,000 fewer average shares outstanding.

Net income for the year totaled $7.259 million vs. $6.589 million in 2006, an increase of 10.2%. Earnings per share increased 11.6% from $1.81 to $2.02 per share on approximately 47,000 fewer average shares outstanding.

In a prepared statement released by the Corporation this morning, Ronald M. Bentley, President & Chief Executive Officer, stated:

"We are pleased to report the improvement in both our fourth quarter and fiscal year end net income compared to the corresponding periods in 2006. This past year, we grew our company organically and through acquisition. It is particularly pleasing to see our company grow the old fashioned way by getting new clients and taking great care of existing clients.

Net interest income for the fourth quarter of 2007 increased $615 thousand or 9.9% when compared with the corresponding quarter of 2006, with the net interest margin increasing 12 basis points from 3.68% to 3.80%. This increase was due primarily to strong loan growth during 2007 as, on average, total loans increased $69.8 million or 14.8% from an average of $471.9 million during the fourth quarter of 2006 to an average of $541.7 million during the fourth quarter of this year.

A $405 thousand increase in the fourth quarter provision for loan losses as compared to the fourth quarter of 2006 reflects management's assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality and loan growth.

Non-interest income for the fourth quarter of 2007 increased $690 thousand or 19.1% from $3.606 million to $4.296 million. This increase was due primarily to an increase in Trust and Investment Center fee income, due in large part to our acquisition in May of the trust relationships of Partners Trust Bank, as well as higher service charges.

A $159 thousand or 2.0% increase in operating expenses from $7.945 million to $8.104 million was principally due to higher compensation and occupancy expenses, as well as higher amortization expense related to the intangible associated with the purchase of trust relationships from Partners Trust Bank. These increases were somewhat offset primarily by a reduction in data processing costs, lower costs associated with Other Real Estate Owned ("OREO"), consisting of properties previously foreclosed upon and a reduced cost of employee benefits.

Net interest income for the year was up $1.390 million or 5.7% from $24.546 million to $25.936 million, with the net interest margin increasing 2 basis points to 3.71%. Again, we point to the strength of our loan growth as being a principal factor in this increase in net interest income, with average loans having increased $70.3 million or 15.6% from $449.7 million the prior year to $520.0 million in 2007.

Based on an analysis of the factors noted above, the provision for loan losses was $1.130 million higher than the amount expensed during 2006.

Non-interest income for 2007 was $2.316 million or 16.2% higher than the 2006 total. Higher Trust and Investment Center fee income and gains on the sale of OREO contributed significantly to this increase, as well as increases in service charges, credit card merchant revenue and check card interchange fee income.

Similar to fourth quarter results, a $997 thousand or 3.4% increase in operating expenses compared to 2006 was due in large part to higher compensation, occupancy and amortization expenses, offset to some extent primarily by decreases in the cost of employee benefits, costs associated with OREO and data processing costs.

The news has been filled with stories about the subprime mortgage crisis and the losses taken by banks holding securities comprised of subprime and exotic mortgages. We are dismayed to learn about the many individuals and families who stand to lose their home because they were sold a subprime or exotic mortgage and cannot afford the mortgage payment when the rate resets. We believe that enabling people to borrow money they cannot repay is irresponsible. We have not, and will not, offer these types of mortgage products. Furthermore, we will not own any securities that are comprised of subprime mortgage loans.

This has been an exciting year for our company. In May, we completed the acquisition of the trust relationships from Partners Trust Bank. In this transaction, we acquired nearly $350 million in trust assets and over 300 trust relationships. In connection with this acquisition, we established offices in downtown Binghamton and Herkimer, NY. In December, we announced that we had entered into an agreement with Manufacturers and Traders Trust Company ("M&T Bank") to purchase three branch offices located in Johnson City, Vestal and Owego, New York.

As part of this transaction, we will acquire approximately $90 million in deposits, $15 million in loans and 10,000 accounts. The transaction, which is subject to regulatory approval, is expected to close in March of this year. We believe there are many individuals and businesses in the Binghamton market seeking a banking alternative and will value and appreciate our brand of community banking.

While acquisitions are one way to grow, we are especially pleased with our organic growth. This past year, we experienced impressive growth in average loans and deposits. Our basic business remains the gathering of deposits and the making of quality loans so it is gratifying to see these results. In the face of unrelenting banking industry consolidation, we strongly believe in the need for a community bank and our business model of responsive, local decision making and highly personalized service is winning new clients everyday. We are optimistic about the future."

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company of Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

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